Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS [***], HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

STEPSTONE GROUP LP

$175,000,000 5.52% Series A Senior Notes due October 22, 2029

NOTE PURCHASE AGREEMENT

Dated October 22, 2024

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(continued)

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(continued)

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(continued)

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Schedule A	—	Defined Terms
Schedule CE	—	Approved Banks
Schedule 1	—	Form of 5.52% Series A Senior Note Due October 22, 2029
Schedule 4.4(a)	—	Form of Opinion of Special Counsel for the Company
Schedule 5.3	—	Disclosure Materials
Schedule 5.4	—	Material Subsidiaries of the Company and Ownership of Subsidiary Stock
Schedule 5.5	—	Financial Statements
Schedule 5.15	—	Existing Indebtedness
Schedule 10.7	—	Fee Paying Assets Under Management Definition
Purchaser Schedule	—	Information Relating to Purchasers

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STEPSTONE GROUP LP

4225 Executive Square, Suite 1600

La Jolla, CA 92037

United States of America

$175,000,000 5.52% Series A Senior Notes due October 22, 2029

October 22, 2024

TO EACH OF THE PURCHASERS LISTED IN

THE PURCHASER SCHEDULE HERETO:

Ladies and Gentlemen:

STEPSTONE GROUP LP, a Delaware limited partnership (the “Company”), agrees with each of the Purchasers as follows:

SECTION 1. AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of $175,000,000 aggregate principal amount of its 5.52% Series A Senior Notes due October 22, 2029 (the “Notes”). The Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

SECTION 2. SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3. CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178-0060 at 9:00 a.m., New York City time, at a closing (the “Closing”) on October 22, 2024. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor in accordance with the funding instructions delivered by the Company to the Purchasers pursuant to Section 4.10. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct at the Closing.

Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

Section 4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its (or its General Partner’s) Secretary, Assistant Secretary or any other Responsible Officer, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other limited partnership or other equivalent proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s Governing Documents as then in effect.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received customary opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of the Closing (a) from Gibson, Dunn & Crutcher LLP, counsel for the Company, covering the matters set forth in Schedule 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Morgan, Lewis & Bockius LLP in connection with such transactions, covering such matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.

Section 4.7. Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the special counsel referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8. Private Placement Number. A Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for the Notes.

Section 4.9. Changes in Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Funding Instructions. At least three (3) Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company including (a) the name and address of the transferee bank, (b) the name and phone number of a contact person at the Company, (c) the name and phone number of a contact person at the transferee bank, (d) such transferee bank’s ABA number and (e) the account name and number into which the purchase price for the Notes is to be deposited, which account shall be fully opened and able to receive micro deposits in accordance with this Section at least three (3) Business Days prior to the date of the Closing. If requested by a Purchaser at least two (2) Business Days prior to the date of the Closing, a Responsible Officer of the Company shall confirm such written instructions by either a live videoconference or conference call, as determined by such Responsible Officer, made available to such Purchaser no later than one (1) Business Day prior to the Closing (or such shorter period as may be agreed by such Purchaser). Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $51.00) to the account identified in the written instructions no later than two (2) Business Days prior to the date of the Closing. If a Purchaser delivers a micro deposit, a Responsible Officer shall verify (in a manner reasonably requested by such Purchaser) the receipt and amount of the micro deposit to such Purchaser if such verification is requested by such Purchaser prior to the date of the Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Notes.

Section 4.11. Debt Rating. The Company shall have delivered, or caused to be delivered, to such Purchaser, (a) a Private Rating Letter issued by an Acceptable Rating Agency setting forth an initial Debt Rating for the Notes of not less than A+ (or its equivalent) and (b) the related Private Rating Rationale Report with respect to such Debt Rating.

Section 4.12. Offeree Letter. Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC shall have delivered to the special counsel referred to in Section 4.4, an offeree letter, in form and substance satisfactory to such special counsel, confirming the manner of the offering of the Notes by such entity and the number of offerees.

Section 4.13. Proceedings and Documents. All limited partnership and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and the special counsel referred to in Section 4.4(b), and such Purchaser and such special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. The Company is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign limited partnership and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the limited partnership power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact (except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary limited partnership action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. The Company, through its agents, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, has delivered or Made Available to each Purchaser a copy of an Investor Presentation, dated September 2024 (the “Presentation”), relating to the transactions contemplated hereby. This Agreement, the Presentation, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered or Made Available to the Purchasers by or on behalf of the Company prior to October 4, 2024 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Presentation and such documents, certificates or other writings and such financial statements delivered or Made Available to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since March 31, 2024, there has been no change in the financial condition, operations, business or properties of the Company or any Material Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing in this Section 5.3, (a) with respect to forecasts, projected financial information or other forward-looking information, the Company represents in this Section 5.3 only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery, and it is understood that actual results may differ materially from such forecasts or projected financial information and (b) with respect to information relating to third parties and information of a general economic or industry specific nature, the Company makes the foregoing representations in this Section 5.3 only to the Company’s knowledge.

Section 5.4. Organization and Ownership of Shares of Material Subsidiaries.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company’s Material Subsidiaries, showing, as to each Material Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Material Subsidiary is a Subsidiary Guarantor and (ii) the Parent’s directors and executive officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Material Subsidiary shown in Schedule 5.4 as being owned by the Company and its Material Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Material Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c) Each Material Subsidiary is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Material Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) No Material Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Material Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Material Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Material Subsidiary.

Section 5.5. Financial Statements; Material Liabilities. The Company has delivered or Made Available to each Purchaser copies of the consolidated financial statements of the Parent listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes, but excluding all financial projections, pro forma financial information and other forward-looking information) fairly present in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to year-end adjustments and footnotes). The Company and its Material Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of (i) the Company or any Material Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement or instrument to which the Company or any Material Subsidiary is bound or by which the Company or any Material Subsidiary or any of their respective properties may be bound or affected, except where any of the foregoing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, or (ii) the Company or any Material Subsidiary under, the Governing Documents of the Company or any Material Subsidiary, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Material Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Material Subsidiary.

Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, other than any filing required under the Exchange Act or the rules or regulations promulgated thereunder on Form 8-K, Form 10-Q or Form 10-K which filings have been or will be made.

Section 5.8. Litigation; Observance of Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Material Subsidiary or any property of the Company or any Material Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Material Subsidiary is (i) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (ii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or any Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended March 31, 2019.

Section 5.10. Title to Property; Leases. The Company and its Material Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Material Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc. The Company and its Material Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.12. Compliance with Employee Benefit Plans.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as has not resulted in or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3(3) of ERISA), and (ii) no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Pension Plan under section 412 of the Code.

(b) The present value of the aggregate benefit liabilities under each of the Pension Plans, determined as of the end of such Pension Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Pension Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Pension Plan allocable to such benefit liabilities by an amount that has resulted in or could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in section 4001(a)(16) of ERISA and the terms “current value” and “present value” have the meaning specified in section 3(26) and section 3(27), respectively, of ERISA.

(c) The Company and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Material Subsidiaries is not reasonably likely to result in a Material Adverse Effect.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f) All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, more than 50 Institutional Investors, including the Purchasers (treating for this purpose all Purchasers that are Affiliated with each other as one Institutional Investor), each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder for the general corporate purposes of the Company and its Subsidiaries, including to make investments, repay existing debt and make distributions not prohibited by this Agreement. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 15% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 15% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness.

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Material Indebtedness for borrowed money of the Company and its Material Subsidiaries as of September 30, 2024 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Material Indebtedness of the Company or its Material Subsidiaries; provided that the aggregate principal amount of all outstanding Indebtedness for borrowed money of the Company and its Material Subsidiaries that is not listed on such Schedule 5.15 as of such date does not exceed $50,000,000. Neither the Company nor any of its Material Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness for borrowed money of the Company or such Material Subsidiary and, to the best of the Company’s knowledge and belief (having made due and careful enquiry) no event or condition exists with respect to any Material Indebtedness of the Company or any such other Material Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Material Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Neither the Company nor any Material Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Material Indebtedness of the Company or such Material Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations, Etc.

(a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b) Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c) No part of the proceeds from the sale of the Notes hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii) will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d) The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17. Status under Certain Statutes. Neither the Company nor any Material Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

Section 5.18. Solvency. After giving effect to the transactions contemplated by this Agreement and the Notes, the Company, on a consolidated basis with its Subsidiaries, is Solvent.

Section 5.19. Establishment of Series. The Partnership Agreement has provided for the establishment of one or more designated series pursuant to, and in accordance with, Section 17-218 of the Delaware Partnership Act, and any series so established would be a “protected series” (as such term is used in the Delaware Partnership Act). No such series have been established under the Partnership Agreement.

SECTION 6. REPRESENTATIONS OF THE PURCHASERS.

Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Section VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Section VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Section I(c), (g) (regarding eligibility) and (k) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Section VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7. INFORMATION AS TO COMPANY.

Section 7.1. Financial and Business Information. The Company shall deliver to each holder of a Note that is an Institutional Investor:

(a) Parent Quarterly Statements — within 45 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Parent’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Parent is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Parent (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

(i) a financial report containing consolidated statements of financial condition, consolidated statements of operations, cash flows from operating activities and fee-related earnings for the Parent for the period then ended;

(ii) a reconciliation (that may be part of the financial statements) prepared by a Senior Financial Officer of the Parent and indicating the differences between (x) the statement of financial condition, statement of operations, cash flows from operating activities and fee-related earnings referred to in immediately preceding clause (i) above and (y) the unaudited statement of financial condition and statement of operations of the Obligors and their consolidated Subsidiaries on a Stand Alone Basis in respect of such year and, unless otherwise separately provided, as between such consolidated Subsidiaries, a reconciliation between the Subsidiaries of the Obligors and any Person that is not a Subsidiary of an Obligor;

(iii) a reconciliation (that may be part of the financial statements) prepared by a Senior Financial Officer of the Parent and indicating the differences between (x) the cash flows from operating activities attributable to the Parent referred to in clause (i) above in this Section 7.1(a) and (y) the cash flows from operating activities attributable to the Company for such period; and

(iv) a reconciliation (that may be part of the financial statements) prepared by a Senior Financial Officer of the Parent and indicating the differences between (x) the fee-related earnings attributable to the Parent referred to in clause (i) above in this Section 7.1(a) and (y) the fee-related earnings attributable to the Company for such period; and

(b) Annual Statements

(i) Parent Annual Statements — within 90 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Parent’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Parent is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Parent, duplicate copies of:

(A) an annual report containing consolidated statements of financial condition as of the end of such fiscal year, and consolidated statements of operations, cash flows from operating activities and fee-related earnings for the Parent for the year then ended, prepared in accordance with GAAP, which shall be accompanied by a report and an unqualified opinion under generally accepted auditing standards of independent certified public accountants of recognized standing selected by Parent and reasonably satisfactory to the Required Holders (it being agreed that any of the “Big Four” are reasonably satisfactory) (which opinion shall be without (1) a “going concern” or like qualification or exception (other than any relating to near-term debt maturity or to actual or potential non-compliance with a financial covenant), (2) any qualification or exception as to the scope of such audit, or (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 10.7);

(B) a reconciliation (that may be part of the financial statements) prepared by a Senior Financial Officer of the Parent and indicating the differences between (x) the statement of financial condition, statement of operations, cash flows from operating activities and fee-related earnings referred to in immediately preceding clause (A) above and (y) the unaudited statement of financial condition and statement of operations of the Obligors and their consolidated Subsidiaries on a Stand Alone Basis in respect of such year and, unless otherwise separately provided, as between such consolidated Subsidiaries, a reconciliation between the Subsidiaries of the Obligors and any Person that is not a Subsidiary of an Obligor;

(C) a reconciliation (that may be part of the financial statements) prepared by a Senior Financial Officer of the Parent and indicating the differences between (x) the cash flows from operating activities attributable to the Parent referred to in clause (A) above in this Section 7.1(b)(i) and (y) the cash flows from operating activities attributable to the Company for such period; and

(D) a reconciliation (that may be part of the financial statements) prepared by a Senior Financial Officer of the Parent and indicating the differences between (x) the fee-related earnings attributable to the Parent referred to in clause (A) above in this Section 7.1(b)(i) and (y) the fee-related earnings attributable to the Company for such period; and

(ii) Company Annual Statements — if any holder of a Note notifies the Company in writing before the end of any fiscal year of the Company that it requires annual financial statements of the Company for such fiscal year as a result of any request from, or requirement by, the NAIC, then the Company shall, within 120 days (or such shorter period ending on the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of such fiscal year of the Company, duplicate copies of:

(A) an annual report containing consolidated statements of financial condition as of the end of such fiscal year, and consolidated statements of operations, cash flows from operating activities and fee-related earnings for the Company for the year then ended, prepared in accordance with GAAP, which shall be accompanied by a report and an unqualified opinion under generally accepted auditing standards of independent certified public accountants of recognized standing selected by the Company and reasonably satisfactory to the Required Holders (it being agreed that any of the “Big Four” are reasonably satisfactory) (which opinion shall be without (1) a “going concern” or like qualification or exception (other than any relating to near-term debt maturity or to actual or potential non-compliance with a financial covenant), (2) any qualification or exception as to the scope of such audit, or (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 10.7); and

(B) a reconciliation (that may be part of the financial statements) prepared by a Senior Financial Officer of the Company and indicating the differences between (x) the statement of financial condition, statement of operations, cash flows from operating activities and fee-related earnings referred to in immediately preceding clause (A) above and (y) the unaudited statement of financial condition and statement of operations of the Obligors and their consolidated Subsidiaries on a Stand Alone Basis in respect of such year and, unless otherwise separately provided, as between such consolidated Subsidiaries, a reconciliation between the Subsidiaries of the Obligors and any Person that is not a Subsidiary of an Obligor;

(c) SEC and Other Reports — promptly upon (x) their becoming available, one copy of each financial statement, report, notice, proxy statement or similar document sent by the Parent, the Company or any Subsidiary to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) and (y) the filing thereof, all Material documents filed by the Parent with the SEC;

(d) Notice of Default or Event of Default — promptly, and in any event within 5 Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) Employee Benefits Matters — promptly, and in any event within 5 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Pension Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii) any event, transaction or condition that would reasonably be expected to result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3(3) of ERISA), or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(iv) receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

(f) Resignation or Replacement of Auditors — within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request;

(g) Debt Rating — promptly following the occurrence thereof, notice of any change in the Debt Rating for the Notes (to the extent such Debt Rating is not a public rating); and

(h) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note, in each case to the extent reasonably available to the Company.

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b)(i) shall be accompanied by a certificate of a Senior Financial Officer:

(a) Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10.7 during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements and/or reconciliation that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence;

(b) Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Material Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

(c) Subsidiary Guarantors — setting forth a list of all Subsidiaries that are Subsidiary Guarantors and certifying that each Material Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

Section 7.3. Visitation. The Company shall permit the representatives of each holder of a Note that is an Institutional Investor:

(a) No Event of Default — if no Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Material Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Material Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; provided that such visitation rights set forth in this clause (a) may only be exercised once per calendar year for all holders of the Notes, collectively, on a mutually agreed date; and

(b) Event of Default — if an Event of Default then exists, at the expense of the Company and upon reasonable prior notice to the Company, to visit and inspect any of the offices or properties of the Company or any Material Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies thereof, and to discuss their respective affairs, finances and accounts with their respective officers and their independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Material Subsidiaries so long as a Senior Financial Officer or his or her delegee is given reasonable notice and the opportunity to be present during such discussions), all at such reasonable times and as often as may be reasonably requested.

Section 7.4. Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Parent or the Company satisfies any of the following requirements with respect thereto:

(a) such financial statements satisfying the requirements of Section 7.1(a), (b)(i) or (b)(ii) and related Officer’s Certificate satisfying the requirements of Section 7.2, if applicable, and any other information required under Section 7.1(c), if applicable (or a link to a website containing such financial statements, such related Officer’s Certificate and such other information sent by automated electronic notification), are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;

(b) the Parent or the Company shall have filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a), (b)(i) or (b)(ii), as the case may be, with the SEC on EDGAR and, in each case, shall have made such form, the items referred to in Section 7.1(c), if applicable, and the related Officer’s Certificate satisfying the requirements of Section 7.2, if applicable, available on its website on the internet, which is located at http://www.stepstonegroup.com as of the date of this Agreement or otherwise delivered such form, such items and the related Officer’s Certificate (or a link to a website containing such form, such items and the related Officer’s Certificate sent by automated electronic notification) to each holder of a Note by electronic mail or posted such information on Intralinks or on any other similar website to which each holder of Notes has free access; or

(c) such financial statements satisfying the requirements of Section 7.1(a), (b)(i) or (b)(ii) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2, if applicable, and any other information required under Section 7.1(c), as applicable, is or are timely posted by or on behalf of the Company on Intralinks or on any other similar website to which each holder of Notes has free access, provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b) or (c), the Company shall have given each holder of a Note prior written notice, which may be by e-mail, included in the Officer’s Certificate delivered pursuant to Section 7.2, if applicable, or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

SECTION 8. PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount; provided that, so long as no Default or Event of Default shall have occurred and be continuing, no Make-Whole Amount shall be due if the Notes are paid on or after April 22, 2029. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes. For the avoidance of doubt, no Make-Whole Amount shall be owed in connection with any purchase made pursuant to this Section 8.5(b) unless offered by the Company or any Affiliate.

Section 8.6. Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal of any Note, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (a) except as set forth in clause (b), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (b) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 8.8. Prepayment Upon a Change of Control.

(a) Notice of Change of Control. The Company (i) may, in connection with any proposed Change of Control, give written notice of such proposed Change of Control to each holder of a Note not more than 60 days prior to the proposed consummation of such Change of Control and (ii) will, in any event, give written notice of a Change of Control to each holder of a Note, within 15 Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control. Each such notice shall contain and constitute an offer to prepay Notes as described in clause (b) of this Section 8.8 and shall be accompanied by the certificate described in clause (e) of this Section 8.8.

(b) Offer to Prepay Notes. The offer to prepay Notes contemplated by clause (a) of this Section 8.8 shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Change of Control Prepayment Date”). Such date shall be not less than 10 days and not more than 60 days after the date of such offer (if the Change of Control Prepayment Date shall not be specified in such offer, the Change of Control Prepayment Date shall be the first Business Day after the 45th day after the date of such offer). If the prepayment offer is made under clause (a)(i) of this Section 8.8, (i) such offer to prepay the Notes may be conditioned upon consummation of the proposed Change of Control, which conditionality shall be set forth in the certificate delivered pursuant to clause (e) of this Section 8.8 and (ii) the Company may terminate such offer to prepay the Notes if such Change of Control is not consummated so long as the Company provides notice to the holders not less than 5 Business Days prior to such Change of Control Prepayment Date.

(c) Acceptance/Rejection. A holder of a Note may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company, as directed in the notice and offer of the Company, not later than ten Business Days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of a Note to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute rejection of such offer by such holder.

(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes but without Make-Whole Amount or other premium.

(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Responsible Officer and dated the date of such offer, specifying: (i) the Change of Control Prepayment Date; (ii) that such offer is made pursuant to this Section 8.8; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to, but excluding, the Change of Control Prepayment Date; (v) that the conditions of this Section 8.8 have been fulfilled; (vi) in reasonable detail, the nature and date of the Change of Control; and (vii) whether such offer of prepayment pursuant to this Section 8.8 is subject to consummation of such Change of Control.

SECTION 9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1. Compliance with Laws. Without limiting Section 10.4, the Company will, and will cause each of its Material Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Insurance. The Company will, and will cause each of its Material Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Material Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Material Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company or Material Subsidiary has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes. The Company will, and will cause each of its Material Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies payable by any of them, to the extent the same have become due and payable and before they have become delinquent, provided that neither the Company nor any Material Subsidiary need pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Company or such Material Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Material Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Material Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges and levies would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5. Existence, Etc. Subject to Section 10.2, the Company will at all times preserve and keep its corporate, limited partnership, limited liability company or other legal existence in full force and effect. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate, limited partnership, limited liability company or other legal existence of each of its Material Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Material Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Books and Records. The Company will, and will cause each of its Material Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Material Subsidiary, as the case may be. The Company will, and will cause each of its Material Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Material Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Material Subsidiaries to, continue to maintain such system.

Section 9.7. Subsidiary Guarantors.

(a) The Company will cause each of its Material Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility for which the Company is a borrower or guarantor to concurrently therewith:

(i) enter into an agreement in form and substance reasonably satisfactory to the Required Holders providing for the guaranty by such Material Subsidiary, on a joint and several basis with all other such Material Subsidiaries, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and

(ii) deliver the following to each holder of a Note:

(A)	an executed counterpart of such Subsidiary Guaranty;

(B)

a certificate signed by an authorized responsible officer of such Material Subsidiary containing representations and warranties on behalf of such Material Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6 and 5.7 of this Agreement (but with respect to such Material Subsidiary and such Subsidiary Guaranty rather than the Company);

(C)

all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Material Subsidiary and the due authorization by all requisite action on the part of such Material Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and

(D)

a customary opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

(b) At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable by such Subsidiary Guarantor under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility specifically for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv). In the event of any such release, for purposes of Section 10.6, all Indebtedness of such Material Subsidiary shall be deemed to have been incurred concurrently with such release.

Section 9.8. Rating on the Notes.

(a) The Company shall at all times maintain a Debt Rating for the Notes from an Acceptable Rating Agency.

(b) At any time that the Debt Rating maintained pursuant to clause (a) above is not a public rating, the Company will provide to each holder of a Note (x) at least annually (on or before each anniversary of the date of the Closing) and (y) promptly upon any change in such Debt Rating, an updated Private Rating Letter evidencing such Debt Rating and an updated Private Rating Rationale Report with respect to such Debt Rating. In addition to the foregoing information and any information specifically required to be included in any Private Rating Letter or Private Rating Rationale Report (as set forth in the respective definitions thereof), if the SVO or any other governmental authority having jurisdiction over any holder of any Notes from time to time requires any additional information with respect to the Debt Rating of the Notes, the Company shall use commercially reasonable efforts to procure such information from an Acceptable Rating Agency.

Section 9.9. Management Fees. The Company will, and will cause each of its Material Subsidiaries to, cause at least 80% of all Management Fees payable to the Company and the Material Subsidiaries in the aggregate, to be received directly (in cash) by the Company and/or a Material Subsidiary without any material deferral, waiver or reduction of any such Management Fees.

SECTION 10. NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1. Transactions with Affiliates. The Company will not, and will not permit any Material Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than another Obligor or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Material Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Material Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.2. Merger, Consolidation, Etc. The Company will not, and will not permit any Subsidiary Guarantor to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a) in the case of any such transaction involving the Company, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation, limited partnership or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such corporation, limited partnership or limited liability company, (i) such corporation, limited partnership or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) such corporation, limited partnership or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(b) in the case of any such transaction involving a Subsidiary Guarantor, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Subsidiary Guarantor as an entirety, as the case may be, shall be (1) the Company, such Subsidiary Guarantor or another Subsidiary Guarantor; (2) a solvent corporation, limited partnership or limited liability company (other than the Company or another Subsidiary Guarantor) that is organized and existing under the laws of the United States or any state thereof (including the District of Columbia) and, if such Subsidiary Guarantor is not such corporation or limited liability company, (A) such corporation, limited partnership or limited liability company shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Subsidiary Guaranty of such Subsidiary Guarantor and (B) the Company shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; or (3) any other Person so long as the transaction is treated as a disposition of all of the assets of such Subsidiary Guarantor and is otherwise not prohibited hereunder;

(c) each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and

(d) immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company or any Subsidiary Guarantor shall have the effect of releasing the Company or such Subsidiary Guarantor, as the case may be, or any successor corporation, limited partnership or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under (x) this Agreement or the Notes (in the case of the Company) or (y) the Subsidiary Guaranty (in the case of any Subsidiary Guarantor), unless, in the case of the conveyance, transfer or lease of substantially all of the assets of a Subsidiary Guarantor, such Subsidiary Guarantor is released from its Subsidiary Guaranty in accordance with Section 9.7(b) in connection with or immediately following such conveyance, transfer or lease.

Section 10.3. Line of Business. The Company will not, and will not permit any Material Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and its Material Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Material Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Presentation.

Section 10.4. Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 10.5. Liens. The Company will not, and will not permit any Material Subsidiary to, directly or indirectly, create, incur, assume, or permit to exist, any Lien on or with respect to any of its Assets, of any kind, whether now owned or held or hereafter acquired, or any income or profits therefrom, except for any Lien which constitutes a Permitted Lien. Notwithstanding the foregoing, the Company shall not, and shall not permit any of its Material Subsidiaries to, secure pursuant to this Section 10.5 any Indebtedness outstanding under or pursuant to any Material Credit Facility (other than the Existing Credit Agreement) unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.

Section 10.6. Limitation on Priority Debt. The Company will not, and will not permit its Material Subsidiaries to, incur Priority Debt if, as of the date on which such Priority Debt is incurred, the aggregate outstanding amount of Priority Debt (giving effect to such incurrence) would exceed the sum of (a) $300,000,000 plus (b) 5% of Consolidated Total Assets (determined as of the end of the most recent fiscal quarter for which financial statements have been, or were required to have been, delivered pursuant to Section 7.1(a) or (b)(i)).

Section 10.7. Financial Covenants.

(a) Total Net Leverage Ratio – The Company will not permit, as of the last day of the most recently ended four fiscal quarter period of the Company with respect to which financial statements have been, or were required to have been, delivered pursuant to Section 7.1(a) or (b)(i) (commencing with the four fiscal quarter period ending December 31, 2024), the Total Net Leverage Ratio, to be greater than 3.50:1.00 (the “Leverage Covenant”).

(b) Fee Paying Assets Under Management – The Company will not permit Fee Paying Assets Under Management as of the end of any fiscal quarter of the Company (beginning with the fiscal quarter ending December 31, 2024) to be less than the sum of (i) $65,231,400,000 plus (ii) 65.0% of the aggregate amount of (A) any Fee Paying Assets Under Management acquired pursuant to any acquisitions or other investments not constituting organic growth minus (B) Fee Paying Assets Under Management acquired pursuant to clause (ii)(A) that are Disposed of in a secondary transaction, in each case, consummated after the date hereof and on or prior to the last day of such fiscal quarter, in the case of this clause (ii), calculated as of the date of such acquisition or other investment or Disposition, as applicable, after giving pro forma effect thereto.

(c) Equity Cure – Notwithstanding anything to the contrary contained in clause (a) above, in the event that the Leverage Covenant is greater than the amount set forth in clause (a) on the last day of any applicable four fiscal quarter period, the proceeds of any cash common equity contribution made to the Company received during, or after the end of, the last fiscal quarter of such four fiscal quarter period and on or prior to the day that is 10 Business Days after financial statements are required to be delivered for such four fiscal quarter period and not otherwise applied for any other purpose hereunder (such date, the “Cure End Date”) will, at the request of the Company pursuant to a written notice delivered to the holders stating the Company’s intent to cure such breach of the Leverage Covenant by making a Specified Equity Contribution (defined below) in accordance with this clause (c) (such notice, a “Cure Notice”), be included in the calculation of Consolidated Adjusted EBITDA solely for the purposes of determining compliance with the Leverage Covenant at the end of such four fiscal quarter period and any subsequent period that includes a fiscal quarter in such four fiscal quarter period (any such equity contribution, a “Specified Equity Contribution”); provided that:

(i) no remedies may be exercised under Section 12 or otherwise in respect of an Event of Default under clause (a) above unless the applicable Specified Equity Contribution shall not have been made on or prior to the Cure End Date;

(ii) the Company shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of Consolidated Adjusted EBITDA with respect to any fiscal quarter unless, after giving effect to such requested Specified Equity Contribution, there would be at least two fiscal quarters in the relevant four fiscal quarter period in which no Specified Equity Contribution has been made;

(iii) no more than six Specified Equity Contributions will be made in the aggregate;

(iv) the amount of any Specified Equity Contribution will be no greater than the minimum amount required to cause the Company to be in pro forma compliance with the Leverage Covenant;

(v) any Specified Equity Contributions will be counted solely for the purpose of determining compliance with the Leverage Covenant, and the proceeds thereof will be disregarded for all other purposes hereunder (including determining the availability or amount of any basket or carve-out and pricing);

(vi) there shall be no pro forma reduction in Indebtedness or Consolidated Total Net Debt (by netting or otherwise) with the proceeds of any Specified Equity Contribution for purposes of determining compliance with the Leverage Covenant for the fiscal quarter for which such Specified Equity Contribution was made; and

(vii) any Cure Notice may be delivered at any time during the then-applicable fiscal quarter or thereafter but prior to the Cure End Date.

Section 10.8. Sale of Assets. The Company will not, and will not permit any Material Subsidiary to, sell, assign, transfer, convey, or otherwise dispose (including in connection with any sale and leaseback transactions) of all or any substantial part of its property or business or any material Assets (determined by reference to the combined financial condition of the Obligors and each Material Subsidiary) except that any Obligor or Material Subsidiary may sell, assign, transfer, convey, or otherwise dispose of any property or Assets (including any investment) (any such transaction, a “Disposition”):

(a) in the ordinary course of business and consistent with past practices or so long as such Disposition would not reasonably be expected to have a Material Adverse Effect;

(b) so long as such Disposition would not reasonably be expected to have a Material Adverse Effect, to any Person in the ordinary course pursuant to the terms of a Benefit Plan;

(c) so long as such Disposition is in connection with the exercise of any options or similar transactions by third parties under agreements in which the Company or any of its Subsidiaries own an interest;

(d) constituting obsolete, worn out, surplus or uneconomic assets;

(e) constituting non-core assets (including business lines and divisions); and

(f) not in the ordinary course of business, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) (i) are less than $2,000,000 with respect to any single Disposition or series of related Dispositions and (ii) when aggregated with the proceeds of all other Dispositions under this clause (f) made within the same fiscal year, are less than $20,000,000; provided (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors (or similar governing body) of the Company) and (y) no less than 75% thereof shall be paid in cash or Cash Equivalents.

Section 10.9. Distributions. If, at any time after the occurrence of a Distribution Restriction Date:

(a) an Event of Default or a Default has occurred and is continuing or would result from a Distribution (as defined below); or

(b) any Distribution could reasonably be expected to result in a violation of any applicable provisions of Regulations T, U, or X of the Federal Reserve Board,

then the Company shall not make or declare, directly or indirectly, any dividend (in cash, return of capital, or any other form of Assets) on, or make any other payment or distribution on account of, or set aside Assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any interest of any class of equity interests in the Company, whether now or hereafter outstanding, or grant or issue any warrant, right, or option pertaining thereto, or other security convertible into any of the foregoing, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Assets or in obligations (collectively, a “Distribution”), except for:

(i) irrespective of whether an Event of Default or a Default has occurred and is continuing or would result therefrom, any Distributions by any Obligor or, for the avoidance of doubt, any Subsidiary, in each case, to any other Obligor; and

(ii) irrespective of whether an Event of Default or a Default has occurred and is continuing or would result therefrom, (x) any Permitted Tax Distribution or (y) any Distribution by the Company to the Parent to the extent the proceeds thereof will be used to pay reasonable and customary operating costs and expenses (including overhead costs) of the Parent incurred in the ordinary course of business and attributable to the ownership or operations of the Company and its Subsidiaries and Variable Interest Entities (such costs and expenses, the “Parent Operating Expenses”) (provided, any such Parent Operating Expenses are deducted in the determination of Consolidated Net Income of the Company and its Subsidiaries for each applicable period), provided, during a Cure Period, the Company and its Subsidiaries shall be prohibited from making any Distribution (other than any Permitted Tax Distribution or any Distribution to pay any Parent Operating Expenses, in each case, pursuant to clause (ii) above) (notwithstanding the absence of any Event of Default or Default). Notwithstanding the foregoing, this Section 10.9 shall be of no effect, and shall in no way restrict the Company or any Subsidiary thereof, if giving this Section 10.9 effect would result in a violation or default of any provision of the Existing Credit Agreement (including without limitation Section 6.14 of the Existing Credit Agreement as in effect on the date hereof).

Section 10.10. Amendments or Waivers of Certain Documents. Without the prior written consent of Required Holders, which consent shall not unreasonably be withheld or delayed, the Company will not, and will not permit any Material Subsidiary to, agree to any amendment to or waiver of the terms or provisions of its Governing Documents except for (a) immaterial amendments or waivers permitted by such Governing Documents not requiring the consent of the holders of the Securities in the Company or Material Subsidiary, or (b) amendments or waivers which would not, either individually or collectively, be materially adverse to the interests of the holders collectively.

Section 10.11. Establishment of Series. The Company will not have, or otherwise establish (and no amendment or modification to the Partnership Agreement shall be made to establish), any series (whether such series is a “protected series” or a “registered series”, as each such term is used in the Delaware Partnership Act), notwithstanding that the Partnership Agreement has provided for the establishment of one or more such series pursuant to Section 17-218 of the Delaware Partnership Act.

SECTION 11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in (i) Section 7.1(d), (ii) subject to Section 10.7(c), Section 10.7(a) or (iii) Section 10.7(b); or

(d) any Obligor fails to observe or perform any covenant, condition or agreement contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such failure and that it has resulted in a Default hereunder and (ii) the Company receiving written notice thereof from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or in any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made and, in each case, such failure shall continue unremedied for a period of 30 days after the earlier of (A) a Responsible Officer obtaining actual knowledge of such failure and (B) the Company receiving written notice thereof from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(e)) (it being understood and agreed that after the earlier of immediately preceding clauses (A) and (B), the Company may cure any Default or Event of Default arising solely from the delivery of any certificate or report with an inaccuracy, by delivering within 3 Business Days of knowledge by the Company thereof a corrected certificate or report so long as (x) any sale, disposition or other action of the Company or any Subsidiary that was taken in reliance on such certificate or report containing such inaccuracy would have also been permitted hereunder if such sale, disposition or other action had been taken in reliance on the corrected certificate or report and (y) the Company did not have knowledge of such inaccuracy at the time such certificate or report that included such inaccuracy was delivered); or

(f) (i) (A) the Company is in default after giving effect to any applicable grace or cure period in the performance of the Existing Credit Agreement Distributions Covenant or (B) the Company or any Material Subsidiary is in default after giving effect to any applicable grace or cure period (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness for borrowed money that is outstanding in an aggregate principal amount of at least $35,000,000 (or its equivalent in the relevant currency of payment), or (ii) the Company or any of its Material Subsidiaries is in default after giving effect to any applicable grace or cure period in the performance of or compliance with any other term of any evidence of any Indebtedness for borrowed money (including any indenture or mortgage) in an aggregate outstanding principal amount of at least $35,000,000 (or its equivalent in the relevant currency of payment) or any other condition exists, and as a consequence of such default or condition, such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into Equity Interests), the Company or any Material Subsidiary has become obligated to purchase or repay Indebtedness for borrowed money before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $35,000,000 (or its equivalent in the relevant currency of payment); provided that sub-clauses (i)(B), (ii) or (iii) of this clause (f) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, the net cash proceeds of which are used to repay such Indebtedness within 30 days after such sale or transfer or (y) convertible debt that becomes due as a result of a conversion or redemption event, other than as a result of an “event of default” (as defined in the documents governing such convertible debt); or

(g) the Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes a general assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate, limited partnership or limited liability company action for the purpose of any of the foregoing; or

(h) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any Material Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property (which order shall not be vacated, discharged or bonded against within 45 days from the date of entry), or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Material Subsidiary, or any such petition shall be filed against the Company or any Material Subsidiary and such petition shall not be dismissed or stayed within 60 days; or

(i) any event occurs with respect to the Company or any of its Material Subsidiaries which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j) one or more final judgments or orders for the payment of money aggregating in excess of $35,000,000 (or its equivalent in the relevant currency of payment) (to the extent not covered by independent third-party insurance or by an enforceable indemnity) are rendered against one or more of the Company and its Material Subsidiaries and which judgments are not, within 30 days after entry thereof, vacated, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or

(k) if (i) any Pension Plan shall fail to satisfy the minimum funding standards of section 303 of ERISA or section 430 of the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Pension Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Pension Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Pension Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Pension Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Material Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or Material Subsidiary thereunder, (viii) the Company or any Material Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any

Material Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

(l) any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty, except, in each case of this clause (l), pursuant to a transaction permitted hereunder.

SECTION 12. REMEDIES ON DEFAULT, ETC.

Section 12.1. Acceleration.

(a) If an Event of Default with respect to any Obligor, as applicable, described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements of one firm of external counsel for all holders of the Notes.

SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a

Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes. The Company and the holders intend that any interest payable with respect to the Notes under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any regulations thereunder (and any successor provisions) and the provisions of this Agreement shall be construed in a manner that gives effect to such intent.

Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6. If a transferee is relying on clauses (c), (d), (e) or (g) of Section 6.2, it shall notify the Company which clause it is relying upon and provide any such written disclosure required in any such clauses to the Company at least six Business Days prior to the transfer, and if the Company reasonably determines, based upon an opinion of counsel it furnishes to the transferor and the transferee not less than one Business Day prior to the proposed transfer, that the transfer could reasonably be expected to be prohibited under Section 406 of ERISA or Section 4975 of the Code, such transfer shall not be effectuated until such time, if any, as the transferee represents that it is relying on other clauses of Section 6.2 or the Company determines that the proposed transfer would not be prohibited by Section 406 of ERISA or Section 4975 of the Code.

Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation, except in the case of mutilation, in the form of a lost note affidavit), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14. PAYMENTS ON NOTES.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of the Company in such jurisdiction. The Company (or its agent or sub-agent) may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company, the Company’s agent or the Company’s sub-agent in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company (or its agent or sub-agent) will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 14.3. Tax Forms. The Company or its agent shall be entitled to deduct and withhold from any payments made under any Note such amount as it is required to deduct and withhold under applicable law, and any amounts so deducted and withheld shall be treated for all purposes as having been paid to the applicable holder. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA or otherwise as required by applicable law and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA or otherwise as required by applicable law and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from any such payment made to such holder. Without limiting the generality of the foregoing, any holder that is a United States Person shall deliver to the Company on or before the date on which such holder obtains a Note (and from time to time thereafter upon the reasonable request of the Company), executed copies of IRS Form W-9 certifying that such holder is exempt from U.S. federal backup withholding tax. Any holder that is a not United States Person shall deliver to the Company on or before the date on which such holder obtains a Note (and from time to time thereafter upon the reasonable request of the Company), executed copies of the applicable IRS Form W-8 and any documentation prescribed by applicable law as a basis for claiming exemption (if any) from or a reduction (if any) in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA or otherwise as required by applicable law and, in such event, the Company shall treat any such information it receives as confidential.

SECTION 15. EXPENSES, ETC.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented out-of-pocket costs and expenses (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented out-of-pocket attorneys’ fees of one special counsel (reasonably acceptable to each Purchaser and each other holder of a Note) for, collectively, the Purchasers and each other holder of a Note, taken as a whole, and, if reasonably required by the Required Holders, one local counsel (reasonably acceptable to each Purchaser and each other holder of a Note) in each relevant jurisdiction for all such holders, taken as a whole) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary Guarantor or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $5,000. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes) and (ii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented out-of-pocket attorneys’ fees of one special counsel for, collectively, the Purchasers and each other holder of a Note, taken as a whole) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company, in each case, other than any such judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense or obligation that resulted from (x) the bad faith, gross negligence or willful misconduct or breach of this Agreement or any Note by such Purchaser or such holder of a Note or (y) a claim between a Purchaser or holder of a Note, on the one hand, and any other Purchaser or holder of a Note, on the other hand (other than claims arising out of any act or omission by the Company and/or its Affiliates). Notwithstanding anything to the contrary, no party hereto shall be liable to any other party hereto for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of the transactions contemplated hereunder or under any Subsidiary Guaranty or any Note.

Section 15.2. Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where any Obligor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.

SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17. AMENDMENT AND WAIVER.

Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a) no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b) no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 17 or 20.

Section 17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any holder of such Note.

Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of all or the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of all or a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by registered or certified mail with return receipt requested or express or priority mail with on-line tracking service available (postage prepaid), or (b) by an internationally recognized overnight delivery service (charges prepaid), or (c) by e-mail if the recipient has provided an e-mail address in its notice details (provided that such sent e-mail is kept on file, whether electronically or otherwise, by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to its recipient). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of 4225 Executive Square, Suite 1600, La Jolla, CA 92037, Attention: David Park, Chief Financial Officer and Jennifer Ishiguro, Chief Legal Officer, Email: [***] and [***] or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received. Notwithstanding anything to the contrary contained herein, any notice to be given by the Company (other than an officer’s certificate) may be delivered by an agent or sub-agent of the Company.

SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Parent, any Obligor or any of their respective Subsidiaries or direct or indirect subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Parent, such Obligor, such Subsidiary or such subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Parent, the Company, any Subsidiary or any direct or indirect subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its affiliates, and its and their respective directors, officers, employees (legal and contractual), agents, attorneys and trustees (collectively, “Related Persons”)

(to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes) and such disclosure is made on a confidential basis, (ii) its auditors, financial advisors, investment advisors, and other professional advisors and, in the case of any Purchaser or holder that is a Related Fund, to its investors and partners and their Related Persons, in each case under this clause (ii), who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of any Obligor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Parent, any Obligor or any of their respective Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through Intralinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

SECTION 21. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22. MISCELLANEOUS.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) permitted hereby, whether so expressed or not, except that, subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (b) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, law, statute, regulation, form or other document herein shall be construed as referring to such agreement, instrument, law, statute, rule, regulation, form or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5. Counterparts; Electronic Contracting. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement and any Subsidiary Guaranty. Delivery of an electronic signature to, or a signed copy of this Agreement or any Subsidiary Guaranty by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and any Subsidiary Guaranty (other than the Notes) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Purchaser or any holder of Notes shall request manually signed counterpart signatures to this Agreement or any Subsidiary Guaranty, the Company hereby agrees to use its reasonable endeavors to provide (or cause the applicable Subsidiary Guarantor to provide) such manually signed signature pages as soon as reasonably practicable.

Section 22.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7. Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company and each Purchaser irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company and each Purchaser irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company and each Purchaser agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) The Company and each Purchaser consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested or on-line tracking service available, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company and each Purchaser agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt or on-line confirmation furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Section 22.8. Certain Calculations.

(a) Notwithstanding anything herein to the contrary, for purposes of calculating (a) the amount of Indebtedness to determine compliance with Section 10.5 and (b) the amount of Consolidated Total Net Debt to determine compliance with Section 10.7(a), the Indebtedness of non-wholly-owned Subsidiaries included in such calculation shall be equal to:

(i) if such Indebtedness is (A) not guaranteed by any Obligor and/or any other Subsidiary or (B) guaranteed by any Obligor and/or any other Subsidiary and each such guaranty is permitted under Section 10.5 pursuant to a clause that is not subject to a dollar cap, the proportionate amount of such Indebtedness based on the Obligors’ and each such other Subsidiary’s aggregate economic ownership interests in such Subsidiary; and

(ii) if such Indebtedness is guaranteed by any Obligor and/or any other Subsidiary and any such guaranty is not permitted under Section 10.5 pursuant to a clause that is not subject to a dollar cap, an amount equal to the greater of (x) the proportionate amount of such Indebtedness based on the Obligors’ and each such other Subsidiary’s aggregate economic ownership interests in such Subsidiary and (y) without duplication and in no event to exceed the amount of the underlying Indebtedness, the aggregate amount of such Indebtedness guaranteed by the Obligors and/or each such other Subsidiary.

(b) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Total Net Leverage Ratio, shall be calculated in the manner prescribed by this Section 22.8. Whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended four fiscal quarter period of the Company with respect to which financial statements have been, or were required to have been, delivered pursuant to Section 7.1(a) or (b)(i).

(c) For purposes of calculating any financial ratio or test, Specified Transactions that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated Adjusted EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Material Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Material Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 22.8, then such financial ratio or test shall be calculated to give pro forma effect thereto in accordance with this Section 22.8.

(d) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

STEPSTONE GROUP LP

By: StepStone Group Holdings LLC, its general partner

By:	/s/ David Park
Name: David Park
Title: Partner and Chief Financial Officer

[Signature Page – Note Purchase Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	Northwestern Mutual Investment Management Company, LLC, its investment adviser

By:	/s/ Michael Leske
Name: Michael Leske
Title: Managing Director

[Signature Page to Note Purchase Agreement]

AMERICAN GENERAL LIFE INSURANCE COMPANY

By:	Corebridge Institutional Investments (U.S.), LLC, as Investment Adviser

By:	/s/ Craig Moody
Name: Craig Moody
Title: Senior Vice President

[Signature Page to Note Purchase Agreement]

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Cathy Schwartz
Name: Cathy Schwartz
Title: Assistant Vice President

[Signature Page to Note Purchase Agreement]

CATASTROPHE REINSURANCE COMPANY

By:	BlackRock Financial Management, Inc., as investment manager

By:	/s/ Violet Osterberg
Name: Violet Osterberg
Title: Managing Director

GARRISON PROPERTY & CASUALTY INSURANCE COMPANY

By:	BlackRock Financial Management, Inc., as investment manager

By:	/s/ Violet Osterberg
Name: Violet Osterberg
Title: Managing Director

UNITED SERVICES AUTOMOBILE ASSOCIATION

By:	BlackRock Financial Management, Inc., as investment manager

By:	/s/ Violet Osterberg
Name: Violet Osterberg
Title: Managing Director

USAA CASUALTY INSURANCE COMPANY

By:	BlackRock Financial Management, Inc., as investment manager

By:	/s/ Violet Osterberg
Name: Violet Osterberg
Title: Managing Director

USAA GENERAL INDEMNITY COMPANY

By:	BlackRock Financial Management, Inc., as investment manager

By:	/s/ Violet Osterberg
Name: Violet Osterberg
Title: Managing Director

[Signature Page to Note Purchase Agreement]

USAA LIFE INSURANCE COMPANY OF NEW YORK

By:	BlackRock Financial Management, Inc., as investment manager

By:	/s/ Violet Osterberg
Name: Violet Osterberg
Title: Managing Director

AMERICAN HOME ASSURANCE COMPANY

By:	BlackRock Financial Management, Inc., as investment manager

By:	/s/ Violet Osterberg
Name: Violet Osterberg
Title: Managing Director

NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH PA

By:	BlackRock Financial Management, Inc., as investment manager

By:	/s/ Violet Osterberg
Name: Violet Osterberg
Title: Managing Director

COMMERCE AND INDUSTRY INSURANCE COMPANY

By:	BlackRock Financial Management, Inc., as investment manager

By:	/s/ Violet Osterberg
Name: Violet Osterberg
Title: Managing Director

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

By:	BlackRock Financial Management, Inc., as investment manager

By:	/s/ Violet Osterberg
Name: Violet Osterberg
Title: Managing Director

[Signature Page to Note Purchase Agreement]

PRINCIPAL LIFE INSURANCE COMPANY

By:	Principal Global Investors, LLC a Delaware limited liability company, its authorized signatory

By:	/s/ Karl Goodman
Name: Karl Goodman
Title: Assistant General Counsel

By:	/s/ Charles Schneider
Name: Charles Schneider
Title: Counsel

PRINCIPAL LIFE INSURANCE COMPANY – SEPARATE ACCOUNT R

By:	Principal Global Investors, LLC a Delaware limited liability company, its authorized signatory

By:	/s/ Karl Goodman
Name: Karl Goodman
Title: Assistant General Counsel

By:	/s/ Charles Schneider
Name: Charles Schneider
Title: Counsel

[Signature Page to Note Purchase Agreement]

RGA REINSURANCE COMPANY

By:	/s/ Curtis Spillers
Name: Curtis Spillers
Title: Vice President

[Signature Page to Note Purchase Agreement]

CATHOLIC FINANCIAL LIFE

By:	Wellington Management Company LLP, as investment adviser

By:	/s/ Peter N. McIsaac
Name: Peter N. McIsaac
Title: Managing Director and Counsel

TRUSTMARK INSURANCE COMPANY

By:	Wellington Management Company LLP, as investment adviser

By:	/s/ Peter N. McIsaac
Name: Peter N. McIsaac
Title: Managing Director and Counsel

[Signature Page to Note Purchase Agreement]

FARM BUREAU LIFE INSURANCE COMPANY

By:	/s/ Michael Warmuth
Name: Michael Warmuth
Title: Vice President – Investments

[Signature Page to Note Purchase Agreement]

Schedule A

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptable Rating Agency” means (a) any of S&P, Moody’s, Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., DBRS Inc., or any successor of any thereof, or (b) any other credit rating agency that is recognized as a nationally recognized statistical rating organization by the SEC and approved by the Required Holders, so long as, in each case, any such credit rating agency described in clause (a) or (b) above continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.

“Adjusted Consolidated Net Income” means, for any period, (a) Consolidated Net Income plus (b) without duplication, the amount of dividends or other distributions actually paid in cash during such period to the Company or any of its wholly-owned Material Subsidiaries (other than any dividends or other distributions that are precluded from being further distributed as described in clause (c) of the definition of “Consolidated Net Income”) by (i) any non-wholly-owned Material Subsidiaries, (ii) any Variable Interest Entity, (iii) any Immaterial Subsidiary and (iv) any other Persons which are accounted for in the financial statements of the Company and its consolidated Subsidiaries for such period under the equity method of accounting.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Note Purchase Agreement, including all Schedules and Exhibits attached to this Agreement.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Asset” means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, or whether tangible or intangible.

“Bank Agent” means JPMorgan Chase Bank, N.A., a national banking association, as administrative agent for the lenders and as collateral agent for the secured parties under the Existing Credit Agreement, together with its successors and assigns in such capacities.

Schedule A-1

(to Note Purchase Agreement)

“Benefit Plan” means those certain equity incentive or ownership programs established by any Obligor or any of its Subsidiaries in good faith to provide equity ownership or participation to Permitted Holders and other Persons associated or affiliated with an Obligor or any Affiliate thereof and not for the purpose of or in view of avoiding the obligations of the Company as set forth in this Agreement.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capitalized Lease Obligations” means the aggregate amount which, in accordance with GAAP, is required to be reported as a liability on the balance sheet of Person at such time in respect of such Person’s interest as lessee under a capitalized lease.

“Carried Interest” means, with respect to any Fund, the net carried interest, performance allocation or incentive fees earned directly or indirectly by the Company or any Subsidiary. For the avoidance of doubt, Carried Interest does not include (a) any distributions or payments received by the Company or any Subsidiary in such Person’s capacity as an investor in a Fund based on capital invested in such Fund by the Company or such Subsidiary so long as the applicable Fund is making a similar payment or distribution to its other investors and (b) any Management Fees.

“Carry Subsidiary” means (a) StepStone Partners, L.P., a limited partnership formed under the laws of the State of Delaware and (b) any other Person that constitutes a “Special Limited Partner” (or has similar functions or roles) under the Governing Documents of any Fund of the Company; provided in the event that the Company ceases to hold any Equity Interests in such Person, such Person shall cease to be a Carry Subsidiary.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper issued by any Person not an Affiliate of the Company maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state

Schedule A-2

(to Note Purchase Agreement)

thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand deposit accounts maintained with any bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $1,000,000,000, so long as the amount maintained with any individual bank is less than or equal to $1,000,000 and is insured by the Federal Deposit Insurance Corporation, or larger amounts, to the extent that such amounts are covered by insurance which is reasonably satisfactory to the Required Holders, (f) demand deposit accounts maintained with any of the financial institutions listed on Schedule CE (as may be modified from time to time upon reasonably prompt written notice to the holders following the establishment of such an account), Affiliates thereof, or any holder that is a bank that is insured by the Federal Deposit Insurance Corporation, and (g) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means any Subsidiary that has no material assets (whether directly or indirectly through disregarded entities) other than the equity (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) or equity and debt of one or more CFCs.

“CFTC” means the U.S. Commodity Futures Trading Commission, any successor thereto and any analogous Governmental Authority.

“Change of Control” means the occurrence of any of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) other than the Permitted Holders, of Equity Interests representing more than 35.0% of the aggregate voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Parent by Persons who were neither (i) nominated by the board of directors (or similar governing body) of the Parent, one or more of the Permitted Holders, or an entity controlled by one or more of the Permitted Holders nor (ii) appointed by directors or the equivalent so nominated, or (c) the Parent ceases to directly or indirectly own and control Equity Interests representing more than 50.0% of the aggregate voting power (or in the case of a partnership, more than a 50.0% of the general partnership interests) represented by the issued and outstanding Equity Interests issued by the Company.

“Change of Control Prepayment Date” is defined in Section 8.8(b).

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 20.

Schedule A-3

(to Note Purchase Agreement)

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP equal to:

(a) Adjusted Consolidated Net Income; plus

(b) without duplication, those amounts which, in the determination of Adjusted Consolidated Net Income for such period, have been deducted, and not added back in determining Adjusted Consolidated Net Income (except in respect of clause (i) below) for:

(i) Consolidated Interest Expense;

(ii) provisions for taxes based on income;

(iii) total depreciation expense;

(iv) total amortization expense (including the amortization of any upfront fees payable in connection with the Loans (as defined in the Existing Credit Agreement as in effect on the date hereof);

(v) unrealized performance fee-related compensation;

(vi) (A) any Transaction Costs (as defined in the Existing Credit Agreement as in effect on the date hereof) and (B) any fees, costs, expenses or charges (including those relating to rationalization, legal, tax, accounting, structuring and transaction bonuses to employees, officers and directors) related to any actual, proposed or contemplated: (i) issuance or registration (actual or proposed) (including, for the avoidance of doubt, in secondary transactions) of Equity Interests, (ii) acquisition or other Investment, (iii) Disposition (including, for the avoidance of doubt, in secondary transactions), (iv) recapitalization, consolidation or restructuring or permitted reorganization, relocation, integration or other business optimization, facilities’ opening, closure and/or consolidation, and retention or completion bonuses, (v) issuance of any letter of credit, (vi) incurrence or registration (actual or proposed) of Indebtedness (including a refinancing thereof) or (vii) any amendment, waiver, consent or other modification of any Indebtedness or any Equity Interests, in the case of each of clauses (i) through (vii) of this clause (B), whether or not actually consummated, and, in each case, deducted (and not added back) in computing Consolidated Net Income;

(vii) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period);

(viii) charges related to severance, lease terminations and employee relocations;

(ix) losses related to changes in respect of any acquisition-related contingent consideration liabilities (including earn-outs);

Schedule A-4

(to Note Purchase Agreement)

(x) deferred portion of incentive fees received during such period; and

(xi) to the extent covered by insurance and actually reimbursed, or, so long as the Company has received notification (that has not been revoked) from the insurer such amount will be reimbursed, such reimbursement amount does not remain unpaid for more than 270 days after such notification, expenses, charges or losses with respect to liability or casualty events or business interruption; minus

(c) without duplication, those amounts which have been added in the determination of Adjusted Consolidated Net Income for such period for:

(i) non-cash gains increasing Adjusted Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period);

(ii) unrealized Carried Interest allocation; and

(iii) gains related to changes in respect of any acquisition-related contingent consideration liabilities (including earn-outs).

Notwithstanding the foregoing, before giving effect to any pro forma adjustments for any New Acquisition permitted hereunder that occurs after the date of the Closing, Consolidated Adjusted EBITDA shall be deemed to be equal to $49,904,000, $57,158,000, $55,000,000 and $70,626,000 for the fiscal quarters ended September 30, 2023, December 31, 2023, March 31, 2024 and June 30, 2024, respectively.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest) of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company, its Subsidiaries and all other entities the accounts of which are consolidated with those of the Company in the preparation of its consolidated financial statements for such period in conformity with GAAP, determined on a consolidated basis in accordance with GAAP for such period taken as a single accounting period; provided, that there shall be excluded from the calculation of Consolidated Net Income for such period, without duplication:

(a) the income (or loss) of (i) any Person in which any other Person (other than the Company or any of its wholly-owned Subsidiaries) has an ownership interest, including any Variable Interest Entity and (ii) any Immaterial Subsidiary;

(b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries;

Schedule A-5

(to Note Purchase Agreement)

(c) the income of any Subsidiary of the Company or any other Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary or other Person of such income to the Company or a Guarantor is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, law or governmental regulation applicable to that Subsidiary or other Person;

(d) any gains (or losses) attributable to sales of Assets reduced by any distributions that would be permitted to be made hereunder as a result of such sale, or returned surplus assets of any Pension Plans (other than Multiemployer Plans);

(e) the income (or loss) attributable to the early extinguishment of Indebtedness;

(f) the income (or loss) from Investments recorded using the equity method; and

(g) any extraordinary, non-recurring or unusual or other one-time gains (or losses) for such period,

provided, further, that to the extent any Distribution pursuant to section 6.5(a)(y)(B) of the Existing Credit Agreement as in effect on the date hereof is made during any period, any Parent Operating Expenses shall be deducted the calculation of Consolidated Net Income for such period.

For purposes of this definition of Consolidated Net Income, “non-recurring” means any gain or loss for any period that is consistent with “non-recurring” amounts included in public reporting of Consolidated Net Income for such period.

“Consolidated Total Assets” means, as of any date, the total assets of the Company and its Material Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to (a) Immaterial Subsidiaries and (b) minority interests, if any, in the stock and surplus of Material Subsidiaries.

“Consolidated Total Net Debt” means, as of any date of determination:

(a) subject to Section 22.8, and without duplication, the aggregate amount of all Indebtedness of the Company and its Subsidiaries pursuant to clauses (a), (b) (solely to the extent consisting of (i) obligations evidenced by bonds, debentures, notes, or other similar instruments, (ii) obligations in respect of letters of credit and bankers’ acceptances that, in each case, have been drawn and not reimbursed, (iii) obligations in respect of undrawn letters of credit and bankers’ acceptances that have not been cash collateralized, or (iv) interest rate swaps, Hedging Agreements, or other financial products), (c), (d), (e) (to the extent relating to any of the foregoing) and (f) (to the extent relating to any of the foregoing) of the definition of “Indebtedness”, in each case determined on a consolidated basis in accordance with GAAP; minus

Schedule A-6

(to Note Purchase Agreement)

(b) the lesser of (which shall not be less than zero) (i) the aggregate amount of cash and Cash Equivalents of the Obligors and their wholly-owned Material Subsidiaries (excluding (A) any cash and Cash Equivalents which are identified as “restricted” on a consolidated balance sheet of the Company and its Subsidiaries as of such date (other than such cash and Cash Equivalents that are “restricted” in favor of the holders) and (B) an amount of such cash and Cash Equivalents equal to the sum of (x) the aggregate amount of any purchase price adjustments, deferred purchase price, earnouts or similar amounts that are reflected as a liability on the balance sheet of the Company and its Subsidiaries in accordance with GAAP as of such date and reasonably expected by the Company to be paid or payable within two years following such date and (y) the aggregate amount of capital commitments of the Company and its Subsidiaries to any Funds reasonably anticipated by the Company in good faith to be paid or payable within one year following such date) and (ii) $100,000,000.

Notwithstanding anything to the contrary, Consolidated Total Net Debt shall exclude all intercompany Indebtedness owed among the Obligors and their Subsidiaries (but, for the avoidance of doubt, shall include all Indebtedness under the Intercompany Loan Agreement (but only to the extent drawn)).

“Contingent Obligation” means, as to any Person and without duplication of amounts, any written obligation of such Person guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to such Person) any Indebtedness, noncancellable lease, dividend, reimbursement obligations relating to letters of credit, or any other obligation that pertains to Indebtedness, a noncancellable lease, a dividend, or a reimbursement obligation related to letters of credit (each, a “primary obligation”) of any other Person (“primary obligor”) in any manner, whether directly or indirectly, including any written obligation of such Person, irrespective of whether contingent, (a) to purchase any such primary obligation, (b) to advance or supply funds (whether in the form of a loan, advance, stock purchase, capital contribution, or otherwise) (i) for the purchase, repurchase, or payment of any such primary obligation or any Asset constituting direct or indirect security therefor, or (ii) to maintain working capital or equity capital of the primary obligor, or otherwise to maintain the net worth, solvency, or other financial condition of the primary obligor, or (c) to purchase or make payment for any Asset, securities, services, or noncancellable lease if primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation. Notwithstanding anything to the contrary, Contingent Obligation shall exclude all capital commitments of the Company and its Subsidiaries to any StepStone Fund.

“Confidential Information” is defined in Section 20.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Cure End Date” is defined in Section 10.7(c).

Schedule A-7

(to Note Purchase Agreement)

“Cure Notice” is defined in Section 10.7(c).

“Cure Period” means the period from and after the date on which a Responsible Officer of the Company becomes aware of a breach of the Leverage Covenant and ending on the day on which financial statements are delivered in respect of the second consecutive full fiscal quarter ending after the date of a Specified Equity Contribution during which the Company was in continuous compliance with the Leverage Covenant (without the benefit of any Specified Equity Contribution).

“Debt Rating” means the debt rating of the Notes as determined from time to time by any Acceptable Rating Agency.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest per annum that is 2.00% above the rate of interest stated in clause (a) of the first paragraph of the Notes.

“Delaware Partnership Act” means the Delaware Revised Uniform Limited Partnership Act.

“Disclosure Documents” is defined in Section 5.3.

“Disposition” is defined in Section 10.8. “Dispose” or “Disposed” have correlative meanings.

“Distribution” is defined in Section 10.9.

“Distribution Restriction Date” means the first date on which (a) the commitments to make loans under the Existing Credit Agreement have terminated and the Existing Credit Agreement no longer remains in effect (without taking into consideration clause (b) of the definition of “Existing Credit Agreement” for purposes of this clause (a)), or (b) the Existing Credit Agreement has been permanently amended or modified so as to no longer restrict, or be in default or violation as a result of, the Company or any Subsidiary Guarantor or Material Subsidiary entering into, incurring or permitting to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability to make or pay Distributions.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

Schedule A-8

(to Note Purchase Agreement)

“Equity Interests” means any and all shares, interests, participations or other equity interests or equivalents (however designated) of capital stock of a corporation, any right to receive income or payments in respect of any equity interests, and any and all equity interests or equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire or exchange any of the foregoing (including through convertible securities), but in any event not including any debt securities.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.

“Existing Credit Agreement” means (a) that certain Amended and Restated Credit Agreement, dated as of May 16, 2024, among the Company, the guarantors party thereto from time to time, the lenders party thereto from time to time, and the Bank Agent, as may be amended, restated, amended and restated, supplemented, refinanced, renewed, extended, replaced, substituted or otherwise modified from time to time, and (b) if the agreement in immediately preceding clause (a) is terminated without being refinanced, replaced or substituted, the agreement in immediately preceding clause (a) as in effect immediately prior to such termination.

“Existing Credit Agreement Distributions Covenant” means Section 6.5(a) of the Existing Credit Agreement as in effect on the date hereof (or, if the Existing Credit Agreement is amended, restated, amended and restated, supplemented, refinanced, renewed, extended, replaced, substituted or otherwise modified, any similar covenant which imposes restrictions on the Company making a Distribution).

“Existing Credit Agreement Obligations” has the meaning given to the term “Obligations” in the Existing Credit Agreement as in effect on the date hereof.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Fee Paying Assets Under Management” is defined in Schedule 10.7.

“Fees” means, collectively, the Management Fees and the Incentive Fees.

Schedule A-9

(to Note Purchase Agreement)

“Foreign Subsidiary” means any Subsidiary of the Company that is a CFC or a CFC Holdco.

“Form 10-K” is defined in Section 7.1(b)(i).

“Form 10-Q” is defined in Section 7.1(a).

“Fund” means (a) any StepStone Fund, (b) any co-investment vehicle established in connection with a StepStone Fund or acquired in connection with the acquisition of a StepStone Fund, (c) any entity established (or acquired) in connection with a StepStone Fund to serve as the general partner, managing member or other similar role in connection with such StepStone Fund, and (d) any other investment fund or managed account (and related co-investment vehicles) established (or acquired) directly or indirectly by the Obligors or their respective Subsidiaries.

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“General Partner” means StepStone Group Holdings LLC, a Delaware limited liability company.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means:

(a) the government of:

(i) the United States of America or any state or other political subdivision thereof; or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary; or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

Schedule A-10

(to Note Purchase Agreement)

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

Schedule A-11

(to Note Purchase Agreement)

“Incentive Fee” means, with respect to any Fund, any payment or distribution received in respect of any “carried interest” or similar profit interest in such Fund (including incentive or performance fees dependent on investment performance or results); provided that “Incentive Fees” shall not include that portion of any “carried interest”, similar profit interest, incentive fee or performance fee in any Fund accruing to any co-invest entity or otherwise directly or indirectly to the individuals providing or who have provided investment management services to such Fund, or the current or former members, partners, employees, executives, consultants, contractors or advisors of the Obligors or any of their Affiliates, or allocable under GAAP to any Person that is not the manager or general partner of such Fund.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of such Person in respect of letters of credit (including contingent obligations in respect of undrawn letters of credit), bankers acceptances, interest rate swaps, other Hedging Agreements, or other financial products, (c) all obligations of such Person to pay the deferred purchase price of Assets or services (exclusive of (i) trade payables that are due and payable in the ordinary and usual course of such Person’s business and (ii) any purchase price adjustment, deferred purchase price or earnout incurred in connection with an acquisition), (d) all Capitalized Lease Obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any Asset owned by such Person, irrespective of whether such obligation or liability is assumed, to the extent of the lesser of such obligation or liability or the fair market value of such Asset, and (f) all Contingent Obligations of such Person.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intercompany Loan Agreement” means that certain Intercompany Revolving Promissory Note, dated as of September 20, 2021, among the Parent, as lender, and the Company, as borrower.

“Investment” means, as applied to any Person, any direct or indirect purchase or other acquisition by that Person of, or beneficial interest in, stock, instruments, bonds, debentures or other securities of any other Person, or any direct or indirect loan, advance, or capital contribution by such Person to any other Person, including all indebtedness and accounts receivable due from that other Person that did not arise from sales or the rendition of services to that other Person in the ordinary and usual course of such Person’s business, and deposit accounts (including certificates of deposit).

“Leverage Covenant” is defined in Section 10.7(a).

“Lien” means any lien, hypothecation, mortgage, pledge, assignment (including any assignment of rights to receive payments of money) for security, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

Schedule A-12

(to Note Purchase Agreement)

“Made Available” means, with respect to documents or other information to be provided by the Company under this Agreement, having posted such documents or information to Intralinks or on any other similar website to which each holder of Notes has free access.

“Make-Whole Amount” is defined in Section 8.6.

“Management Fee” means, with respect to any Fund or any other Person, any management, servicing, advisory or administrative fee and any other similar (and regularly recurring) compensation paid by such Fund or other Person for the management, servicing, advisory, administration or similar function performed in connection with such Fund or other Person (excluding, for the avoidance of doubt, any Incentive Fee).

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Material Subsidiaries taken as a whole.

“Material Adverse Effect” means any material and adverse effect on (a) the business, operations, Assets, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (b) the ability of any Obligor to fully and timely perform its obligations under this Agreement and the Notes, (c) the legality, validity, binding effect or enforceability against an Obligor of this Agreement, the Notes or any Subsidiary Guaranty to which it is a party or (d) the rights, remedies and benefits available to, or conferred upon, any holder under this Agreement, the Notes or any Subsidiary Guaranty.

“Material Credit Facility” means, as to the Company and its Subsidiaries:

(a) the Existing Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and

(b) any agreement(s) (other than this Agreement, the Existing Credit Agreement or any intercompany debt between or amongst the Company or any Subsidiary) creating or evidencing indebtedness for borrowed money in respect of which the Company or any Subsidiary (other than a Foreign Subsidiary) is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $150,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).

“Material Indebtedness” means Indebtedness (other than the Notes) of any one or more of the Company and any Material Subsidiary in an aggregate outstanding principal amount exceeding $30,000,000.

“Material Subsidiaries” means each of the Subsidiaries set forth on Schedule 5.4(a)(i) on the date of the Closing, as may be updated by written notice to the holders so long as the Material Subsidiary Attributable EBITDA Amount is greater than or equal to the Materiality Threshold; provided that if, at any time, the sum of the aggregate attributable contribution of the Material Subsidiaries (together with that of their respective Subsidiaries and that of the Company) to Consolidated Adjusted EBITDA for the four-fiscal quarter period ending on or most recently preceding the date of determination (calculated on a pro forma basis) (the “Material Subsidiary

Schedule A-13

(to Note Purchase Agreement)

Attributable EBITDA Amount”) is less than 90.0% of the Consolidated Adjusted EBITDA for such period (the “Materiality Threshold”), then the Company shall (a) promptly designate, in writing to the holders, one or more additional Subsidiaries as “Material Subsidiaries” to the extent required so that the Material Subsidiary Attributable EBITDA Amount, after giving pro forma effect for such period to such designation of one or more additional “Material Subsidiaries”, is equal to or greater than the Materiality Threshold (and, for the avoidance of doubt, each such Subsidiary so designated as a “Material Subsidiary” shall thereafter cease to be an Immaterial Subsidiary from and after the first day of such period) and (b) forthwith comply with the provisions of Section 9.7 with respect to any such Subsidiaries so designated as “Material Subsidiaries”.

“Material Subsidiary Attributable EBITDA Amount” is defined in the definition of “Material Subsidiaries”.

“Materiality Threshold” is defined in the definition of “Material Subsidiaries”.

“Maturity Date” is defined in the first paragraph of each Note.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“NAIC Annual Statement” is defined in Section 6.2(a).

“New Acquisition” means any acquisition by an Obligor or a Subsidiary of an Obligor of Assets after the date of this Agreement, to the extent otherwise permitted by this Agreement; provided that, for all purposes of this Agreement, any acquisition by a Fund for which an Obligor or Subsidiary directly or indirectly contributes consideration in connection with such acquisition and such acquisition will directly or indirectly result in increased Fees for any Obligor or Subsidiary shall be deemed to be a New Acquisition.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Notes” is defined in Section 1.

“Obligor” means each of the Company and each Subsidiary Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

Schedule A-14

(to Note Purchase Agreement)

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company (or its General Partner) whose responsibilities extend to the subject matter of such certificate.

“Parent” means StepStone Group Inc., a Delaware corporation.

“Parent Operating Expenses” is defined in Section 10.9(ii).

“Partnership Agreement” means that certain Tenth Amended and Restated Limited Partnership Agreement of the Company, dated as of May 31, 2024.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any Plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Holder Affiliated Entity” means, with respect to any Permitted Holder (including any other Permitted Holder Affiliated Entity) (a) such Person’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), (b) without duplication with any of the foregoing, the heirs, legatees, executors and/or administrators upon the death of any Person referred to in clause (a) and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in the Parent, (c) any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the Persons described in clause (a) or (b) above or any private foundation or fund that is controlled by any such Persons or any donor-advised fund of which any such Person is the donor and (d) any corporation, limited liability company, partnership or other entity that is wholly-owned or managed by any one or more Persons described above in this definition.

“Permitted Holders” means (a) current, future and former bona fide employees, bona fide limited partners and bona fide senior management of any Obligor, its Affiliates or its Subsidiaries or any Variable Interest Entity that are (i) holders of Class A or Class B Equity Interests of the Parent, (ii) holders of Equity Interests (other than Class A Equity Interests) of the Company, or (iii) holders of any other Equity Interests of the Parent or the Company that are the result of the conversion of any Equity Interests described in clauses (i) or (ii) or the exchange of Equity Interests in any Affiliate or Subsidiary of the Company or Variable Interest Entity, (b) Jim Lim, (c) Ashton Newhall, and (d) any Permitted Holder Affiliated Entity.

Schedule A-15

(to Note Purchase Agreement)

“Permitted Lien” means:

(a) any Lien granted by any Obligor in order to secure any obligations under the Loan Documents (as defined in the Existing Credit Agreement as in effect on the date hereof) (including the Existing Credit Agreement Obligations);

(b) any Lien described in Schedule 5.15, if any, but not the extension of coverage thereof to other property or assets;

(c) any interest or title of a lessor under any lease entered into by an Obligor or any Material Subsidiary in its capacity as lessee, tenant or subtenant (i) in the ordinary course of its business, (ii) covering only the assets so leased and (iii) not materially impairing the use by or value to any Obligor with respect to such leased real property;

(d) leases or subleases, licenses or sublicenses granted to other Persons not Materially interfering with the conduct of the business of the Company or any Material Subsidiaries and disclosed to holders;

(e) any Lien in connection with the financing of insurance premiums in the ordinary course of business which attach solely to the proceeds thereof or any premium refund;

(f) any purported Lien evidenced by the filing of precautionary UCC financing statements (i) relating solely to operating leases of personal property entered into the ordinary course of business and (ii) covering assets sold or contributed to any Person not prohibited hereunder;

(g) any Lien granted by any Obligor or any of its Material Subsidiaries, in each case, that is a general partner, manager or member of a Fund to secure any Indebtedness incurred by such Fund that is secured by the capital commitments of such Fund and/or the right of such Obligor or Material Subsidiary, as applicable, to call capital commitments to such Fund;

(h) any Lien granted by (i) any Obligor in favor of any other Obligor, (ii) any Material Subsidiary that is not an Obligor in favor of any Obligor and (iii) any Material Subsidiary that is not an Obligor in favor of any other Material Subsidiary that is not an Obligor;

(i) easements, rights of way, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Obligor or any of its Subsidiaries in the normal conduct of such Person’s business, and are not violated by any such use;

(j) any Lien in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Obligor or any Subsidiary in connection with any letter of intent or purchase agreement (to the extent that the acquisition or Disposition with respect thereto is otherwise permitted hereunder); provided that (i) the Distribution by the Company of cash in an amount equal to such cash earnest money deposit would not be prohibited by section 6.5 of the Existing Credit Agreement as in effect on the date hereof and (ii) such acquisition would not otherwise result in a Default or Event of Default;

Schedule A-16

(to Note Purchase Agreement)

(k) any Lien encumbering customary deposits and margin deposits, and similar Liens and margin deposits, and similar Liens attaching to commodity trading accounts and other deposit or brokerage accounts incurred in the ordinary course of business; provided that (i) the Distribution by the Company of cash in an amount equal to such deposit would not be prohibited by section 6.5 of the Existing Credit Agreement as in effect on the date hereof and (ii) no Default or Event of Default has occurred and is continuing at the time of such incurrence;

(l) any Lien deemed to exist as a matter of law in connection with permitted repurchase obligations or set-off rights;

(m) any Lien in favor of collecting banks arising under Section 4-210 of the UCC;

(n) any Lien in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) any Lien securing Indebtedness incurred pursuant to section 6.1(q) of the Existing Credit Agreement as in effect on the date hereof; provided, any such Lien shall encumber only the asset acquired or leased, as applicable, in connection with the incurrence of such Indebtedness and proceeds thereof;

(p) any Lien securing Indebtedness permitted by section 6.1(b) of the Existing Credit Agreement as in effect on the date hereof;

(q) any other Liens on assets of Material Subsidiaries that are not Obligors securing Indebtedness permitted by section 6.1(m) of the Existing Credit Agreement as in effect on the date hereof;

(r) any Lien incurred to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(s) any Lien for taxes, assessments, or governmental charges or claims the payment of which is not, at such time, required by Section 5.9 hereof;

(t) any attachment or judgment Lien either in existence less than 30 calendar days after the entry thereof, or with respect to which execution has been stayed, or with respect to which payment in full above any applicable deductible is covered by insurance (so long as no reservation of rights has been made by the insurer in connection with such coverage), and any Lien incurred to secure any surety bonds, appeal bonds, supersedeas bonds, or other instruments serving a similar purpose in connection with the appeal of any such judgment;

Schedule A-17

(to Note Purchase Agreement)

(u) any banker’s Lien in the nature of rights of setoff arising in the ordinary course of business of an Obligor;

(v) any Liens and deposits in connection with workers’ compensation, unemployment insurance, social security and other legislation affecting any Obligor and its Material Subsidiaries; and

(w) any Lien arising by operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers or employees for sums that are not yet delinquent or are being contested in good faith.

“Permitted Tax Distribution” means in respect of any fiscal year during which the Company qualifies as a partnership for U.S. federal and state income tax purposes (and is not wholly owned by an entity treated as a partnership or corporation for such purposes), a Distribution to owners of its Securities with respect to such fiscal year in an aggregate cash amount not to exceed the minimum amount required for the Company to make pro rata distributions to each of its partners in an amount not less than the General Partner’s reasonable good faith estimate of such partner’s Assumed Tax Liability. For this purpose, a partner’s “Assumed Tax Liability” shall equal (a) the sum of (i) the net taxable income and gain allocated to such partner by the Company in the fiscal year and (ii) to the extent (x) determined by the General Partner in its sole discretion and (y) attributable to the Company, the amount such partner is required to include in income by reason of Code sections 707(c) (but not including guaranteed payments for services within the meaning of Code section 707(c)), 951(a), and 951A(a); multiplied by (b) the highest combined effective U.S. federal, state, and local marginal rate of tax applicable to an individual resident in San Francisco, California or New York, New York (whichever is higher). The foregoing calculation shall be made (i) taking into account (w) the character of the income or gain and (x) any limitations on, or the availability of, deductions and net operating losses, and (ii) disregarding (y) the effect of any special basis adjustments under Code section 743(b) and (z) the effect of the allocations required under Code section 704(c)(1)(A). For the avoidance of doubt, any distribution made pursuant to the General Partner’s reasonable good faith estimate of a partner’s Assumed Tax Liability shall be a Permitted Tax Distribution, regardless of whether such distribution is in excess of such partner’s actual Assumed Tax Liability as calculated at the end of the fiscal year; provided, however, that any such excess shall be carried forward and shall reduce the next succeeding Permitted Tax Distribution(s) until such excess has been eliminated.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or governmental authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Presentation” is defined in Section 5.3.

Schedule A-18

(to Note Purchase Agreement)

“Priority Debt” means, without duplication, the sum of (a) all Indebtedness for borrowed money of the Company and its Material Subsidiaries (other than intercompany debt owed to the Company or any Subsidiary Guarantor) which is secured by any Lien with respect to any property owned by the Company or any Material Subsidiary and (b) all Indebtedness for borrowed money of Material Subsidiaries (other than any Material Subsidiary which is a Subsidiary Guarantor) other than intercompany debt owed to the Company or any Subsidiary Guarantor.

“Private Rating Letter” means a letter issued by an Acceptable Rating Agency in connection with any private debt rating for the Notes, which (a) sets forth the Debt Rating for the Notes, (b) refers to the Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services in respect of the Notes, (c) addresses the likelihood of payment of both principal and interest on the Notes (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Company’s ability to make timely payment of principal and interest on the Notes or a similar statement or (y) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of the Notes as may be required from time to time by the SVO or any other governmental authority having jurisdiction over any holder of any Notes and (e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other governmental authority having jurisdiction over any holder of any Notes.

“Private Rating Rationale Report” means, with respect to any Private Rating Letter, a report issued by the Acceptable Rating Agency in connection with such Private Rating Letter setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned Debt Rating for the Notes, in each case, on the letterhead of the Acceptable Rating Agency or its controlled website and generally consistent with the work product that an Acceptable Rating Agency would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other governmental authority having jurisdiction over any holder of any Notes from time to time. Such report shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the report from being shared with the SVO or any other governmental authority having jurisdiction over any holder of any Notes.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

Schedule A-19

(to Note Purchase Agreement)

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Related Person” is defined in Section 20.

“Required Holders” means at any time on or after the Closing, the holders of greater than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company (or its General Partner) with responsibility for the administration of the relevant portion of this Agreement.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Company (or its General Partner) or the Parent.

“Solvent” means, with respect to the Company and its Subsidiaries, on a consolidated basis, that as of the date of determination, (a) the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, will exceed their debts and liabilities, on a consolidated basis, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, on a consolidated basis, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Company and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) the Company and its Subsidiaries, on a consolidated basis, are not engaged in and are not about to engage in business for which they will have unreasonably small capital. In computing the amount of the contingent liabilities of the Company and its Subsidiaries as of such date, such liabilities have been computed at the amount that, in light of all the known facts and circumstances existing as of such date, represents the amount that can reasonably be expected to become an actual or matured liability.

Schedule A-20

(to Note Purchase Agreement)

“Source” is defined in Section 6.2.

“Specified Equity Contribution” is defined in Section 10.7(c).

“Specified Transaction” means any Investment that results in a Person becoming a Material Subsidiary, any New Acquisition or any Disposition that results in a Material Subsidiary ceasing to be a Material Subsidiary of the Company, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person or any Disposition of a business unit, line of business or division of the Company or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit) or Distribution that by the terms of this Agreement requires such test to be calculated on a pro forma basis or after giving pro forma effect.

“Stand Alone Basis” means, for any Person, with respect to any financial calculation or information that is specified herein to be calculated or reported on a “Stand Alone Basis”, such calculation or information for such Person and its Subsidiaries on a stand-alone basis which deconstructs funds required to be consolidated under GAAP.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“StepStone Fund” means (a) any fund that is managed, co-managed, serviced or co-serviced, directly or indirectly, by an Obligor or any Subsidiary of an Obligor, (b) any entity that, upon the making of an Investment therein or upon the acquisition of the related management rights with respect thereto, would be a fund under clause (a) of this definition or a Subsidiary of such a fund, (c) any entity that the Company intends, in good faith, to cause to become a fund under clause (a) of this definition or a Subsidiary of such a fund within a reasonable period of time; provided that if at any time the Company no longer intends in good faith to cause such entity to become a StepStone Fund or a Subsidiary of a StepStone Fund within a reasonable period of time, such entity shall no longer constitute a StepStone Fund, (d) any entity established (or acquired) in connection with the formation or other administration of a StepStone Fund or the primary purpose of which is to receive funds or other assets to be invested in, or constituting investments in, a StepStone Fund, solely to the extent that (and for so long as) such entity conducts no other material business activities other than those related to the formation or other administration of a StepStone Fund or the receiving of funds or other assets to be invested in, making investments with such funds in, holding interests in, or the investment activities related to, other StepStone Funds or using such funds to purchase assets substantially all of which would be contributed to a StepStone Fund, or (e) any entity into which the Company in good faith believes an Investment has been made or that is acquired for the primary purposes of providing a strategic benefit to an Obligor or any Affiliate thereof; provided if at any time any Person described above in any of clause (a) through (e) of this definition receives any Fees owing to it (or if any Fees are payable, in whole or in part, to any such Person), such Person shall thereafter no longer be a StepStone Fund for all purposes under this Agreement.

Schedule A-21

(to Note Purchase Agreement)

“Subsidiary” means, with respect to any Person (a) any corporation in which such Person, directly or indirectly through its Subsidiaries, owns, on a fully diluted basis, more than 50.0% of the Equity Interests of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation, and (b) any partnership, association, joint venture, limited liability company, or other entity in which such Person, directly or indirectly through its Subsidiaries, owns, on a fully diluted basis, more than 50.0% of the Equity Interests having ordinary voting power (or in the case of a partnership, more than 50.0% of the general partnership interests) at the time; provided, however, that for the purposes of this Agreement, no Fund or Subsidiary of a Fund shall be deemed to be a Subsidiary of an Obligor. Notwithstanding anything to the contrary, each Carry Subsidiary shall be deemed to be a Subsidiary of the Company. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 9.7(a)(i).

“Substitute Purchaser” is defined in Section 21.

“SVO” means the Securities Valuation Office of the NAIC.

“Total Net Leverage Ratio” means, with respect to the most recently ended four fiscal quarter period of the Company with respect to which financial statements have been, or were required to have been, delivered pursuant to Section 7.1(a) or (b)(i), the ratio of (a) Consolidated Total Net Debt as of the last day of such period to (b) Consolidated Adjusted EBITDA for such period.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S.” or “United States” means the United States of America.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

Schedule A-22

(to Note Purchase Agreement)

“Variable Interest Entities” means, collectively:

(a) StepStone Group Real Assets, LP, a limited partnership organized in Delaware;

(b) StepStone Group Real Estate, LP, a limited partnership organized in Delaware;

(c) StepStone Group Private Debt AG, a private company limited by shares incorporated in the canton of Zurich;

(d) StepStone Group Europe Alternative Investments Limited, a private company limited by shares incorporated in Ireland; and

(e) any other entity (other than a Subsidiary of the Company) in which the Company directly or indirectly owns any Equity Interests issued by such entity, and that is designated by the Company in good faith as a “Variable Interest Entity” pursuant to a written notice delivered to the holders after the date of the Closing, and in the case of clause (a) through (e) above, solely to the extent (i) the relevant Person is directly or indirectly controlled by the Company, (ii) the Company or any of its wholly-owned Subsidiaries is the primary beneficiary of such Person and (iii) such Person is consolidated in the financial statements of the Company and its consolidated Subsidiaries for the relevant period.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Schedule A-23

(to Note Purchase Agreement)

Schedule 1

[FORM OF 5.52% SERIES A SENIOR NOTE DUE OCTOBER 22, 2029]

STEPSTONE GROUP LP

5.52% SERIES A SENIOR NOTE DUE OCTOBER 22, 2029

No. RA-[_____]	[Date]

$[_______]	PPN: 85914# AA0

FOR VALUE RECEIVED, the undersigned, STEPSTONE GROUP LP (herein called the “Company”), a limited partnership organized and existing under the laws of the State of Delaware, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] DOLLARS (or so much thereof as shall not have been prepaid) on October 22, 2029 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 5.52% per annum from the date hereof, payable semiannually, on the 22nd day of April and October in each year, commencing with the April 22 or October 22 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Wells Fargo Bank, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Series A Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated October 22, 2024 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

STEPSTONE GROUP LP

By: StepStone Group Holdings, LLC, its general partner

By:
Name:
Title:

[***] Omitted Exhibits/Schedules:

Schedule CE	—	Approved Banks

Schedule 4.4(a)	—	Form of Opinion of Special Counsel for the Company

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Material Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Indebtedness

Schedule 10.7	—	Fee Paying Assets Under Management Definition

Purchaser Schedule	—	Information Relating to Purchasers